Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 2, 2008 relating to the consolidated financial statements of Catapult Communications Corporation, for the year ended September 30, 2008, and the effectiveness of internal control over financial reporting of Catapult Communications Corporation, which appear in its Annual Report on Form 10-K for the year ended September 30, 2008.
/s/ Stonefield Josephson, Inc.
San Francisco, California
December 2, 2008